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                                                                    EXHIBIT 5.1

                   [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]

                                                      June  21, 2000

FTD.COM INC.
3113 Woodcreek Drive
Downers Grove, Illinois 60515

                         Re: 1999 EQUITY INCENTIVE PLAN

Ladies and Gentlemen:

             We have acted as counsel for FTD.COM INC., a Delaware corporation (the "Company"), in connection with the Company's 1999 Equity Incentive Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's Class A common stock, par value $.01 per share ("Common Stock"), that may be issued and sold pursuant to the Plan are duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable so long as the consideration received by the Company is at least equal to the stated par value of such shares of Common Stock.

             We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares of Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                                 Very truly yours,

                                                /s/ JONES, DAY, REAVIS & POGUE